Exhibit 99.1

KROGER REPORTS THIRD QUARTER RESULTS
Identical Supermarket Sales Rose 7.7% with Fuel and 5.7% without Fuel
Company Raises Fiscal 2007 Identical Sales and Earnings Guidance

     CINCINNATI, Ohio, December 11, 2007 – The Kroger Co. (NYSE: KR) today reported total sales increased 9.8% to $16.1 billion for the third quarter that ended November 10, 2007. Identical supermarket sales increased 7.7% with fuel and 5.7% without fuel. This is the tenth consecutive quarter Kroger has reported identical supermarket sales increases, excluding fuel, in excess of 3%.

     Net earnings in the third quarter totaled $253.8 million, or $0.37 per diluted share. These results include a benefit from the resolution of certain tax issues. Most of this benefit was offset by lower margins from retail fuel operations and the Company’s decision to accelerate certain initiatives that are part of Kroger’s Customer 1st strategy.

     Net earnings in the same period last year were $214.7 million, or $0.30 per diluted share.

     "Our earnings performance this quarter was solid. Our strategy continues to deliver earnings growth in a variety of economic and competitive conditions, which underscores the core strength of Kroger's business model,” said David B. Dillon, Kroger chairman and chief executive officer. “Kroger’s strong sales performance in the third quarter is the direct result of our associates’ efforts to focus on our customers. Our business model positions us well to serve the diverse needs of our customers.”

     Highlights of the third quarter included:

  FIFO gross margin decreased 110 basis points to 23.38% of sales (Table 1). Excluding the effect of retail fuel operations (Table 4), FIFO gross margin declined 34 basis points.
  Operating, general and administrative (OG&A) costs as a percentage of sales declined 78 basis points to 17.49%. Excluding the effect of retail fuel operations, OG&A declined 49 basis points (Table 4).
  Capital investment totaled $555.3 million, excluding acquisitions, compared to $415.0 million a year ago.
  Kroger repurchased 16.5 million shares of stock at an average price of $26.77 for a total investment of $442.1 million. At the end of the third quarter, $201.6 million remained under the $1 billion stock repurchase program announced in June 2007.
  On a rolling four-quarters basis, Kroger’s net total debt (Table 5) to EBITDA ratio was 1.97, compared with 2.03 during the same period last year.

Fiscal 2007 Year-to-Date Results

     During the first three quarters of fiscal 2007, total sales increased 7.6% to $53.0 billion. For the same period, identical supermarket sales, excluding fuel, increased 5.3%.

     The Company’s operating margin for the first three quarters of fiscal 2007 increased 3 basis points. Excluding fuel and first quarter charges for labor unrest in 2007 and certain legal expenses in 2006, Kroger’s operating margin for the first three quarters of fiscal 2007 increased 7 basis points.

     Net earnings for the first three quarters of fiscal 2007 were $857.6 million, or $1.22 per diluted share. Net earnings for the same period in fiscal 2006 were $730.1 million, or $1.01 per diluted share.

Guidance

     Based on year-to-date financial results and current trends, Kroger now expects identical supermarket sales growth of approximately 5% for the full year, excluding fuel sales. The Company expects earnings per diluted share to slightly exceed the range previously given of $1.64 – $1.67. This earnings guidance includes the lower tax rate due to the resolution of certain tax issues this quarter, and a higher estimated LIFO charge of $130 million, which is $80 million more than the Company originally anticipated for fiscal 2007. In addition, Kroger’s dividend currently adds slightly over 1% to shareholder return.

     "Our year-to-date performance positions us to deliver slightly expanding operating margin, low double-digit earnings per share growth and strong identical sales growth in fiscal 2007,” Mr. Dillon said. “Kroger continues to deliver financial results in the near-term while maintaining our focus on investing for the future. Our associates' focus on building customer loyalty through service, product, and value initiatives remains key to Kroger's future earnings growth."

     Looking beyond fiscal 2007, the Company confirmed that it expects identical supermarket sales growth in the 3 – 5% range with a slightly improving operating margin, excluding the effect of retail fuel operations.

     Kroger is one of the nation’s largest retail grocery chains. The Company’s more than 300,000 associates serve customers in 2,487 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market. Kroger associates also serve customers in 782 convenience stores, 405 fine jewelry stores and 678 supermarket fuel centers the Company operates. The Company also operates 42 food processing plants in the U.S. Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves. For more information about the Company, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the word “expects.” Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact our other stores located in proximity to existing stores (the “sister store” impact) have on sales at those existing stores, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding and our success in reducing the number of shares outstanding. Our estimate of LIFO charge could be different than anticipated if the mix of our products sold or product cost inflation changes. Our ability to increase our operating margins is dependent primarily on our ability to increase identical sales, pass along product cost increases and our ability to reduce shrink, distribution costs, and advertising expenses as a rate of sales. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on December 11, 2007 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through December 21, 2007.

# # #

Media Contact:	Meghan Glynn (513) 762-1304
Investor Contact:	Carin Fike (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2007		2006		2007		2006
SALES	$16,135.6	100.00%	$14,698.8	100.00%	$53,000.2	100.00%	$49,252.4	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING,
WAREHOUSING AND TRANSPORTATION (a),
AND LIFO CHARGE (b)	12,402.5	76.86	11,130.7	75.73	40,551.1	76.51	37,387.0	75.91
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,822.9	17.49	2,685.1	18.27	9,258.7	17.47	8,862.6	17.99
RENT	149.2	0.92	139.4	0.95	487.5	0.92	488.5	0.99
DEPRECIATION	315.5	1.96	294.9	2.01	1,030.1	1.94	972.6	1.97
OPERATING PROFIT	445.5	2.76	448.7	3.05	1,672.8	3.16	1,541.7	3.13
INTEREST	109.9	0.68	106.8	0.73	360.6	0.68	371.8	0.75
EARNINGS BEFORE TAX EXPENSE	335.6	2.08	341.9	2.33	1,312.2	2.48	1,169.9	2.38
TAX EXPENSE	81.8	0.51	127.2	0.87	454.6	0.86	439.8	0.89
NET EARNINGS	$253.8	1.57%	$214.7	1.46%	$857.6	1.62%	$730.1	1.48%
NET EARNINGS PER BASIC COMMON SHARE	$0.37		$0.30		$1.23		$1.02
SHARES USED IN BASIC CALCULATION	677.6		712.1		696.2		718.2
NET EARNINGS PER DILUTED COMMON SHARE	$0.37		$0.30		$1.22		$1.01
SHARES USED IN DILUTED CALCULATION	685.4		720.0		704.3		725.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

Note: The Company defines FIFO gross margin as sales minus merchandise costs plus the Last-In First-Out (LIFO) charge.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $40.0 and $30.1 were recorded in the third quarter of 2007 and 2006, respectively. For the year-to-date period, LIFO charges of $100.0 and $52.7 were recorded for 2007 and 2006, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	November 10,	November 4,
	2007	2006
ASSETS
Current Assets
Cash	$139.6	$141.0
Cash - Temporary investments	26.7	0.3
Store deposits in-transit	579.7	596.3
Receivables	735.1	718.4
Inventories	5,185.6	4,967.7
Prepaid and other current assets	236.1	249.1
Total current assets	6,902.8	6,672.8

Property, plant and equipment, net	12,331.2	11,552.7
Goodwill, net	2,143.7	2,192.3
Other assets	525.0	503.2
Total Assets	$21,902.7	$20,921.0

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$1,714.8	$813.8
Accounts payable	4,230.7	3,846.7
Accrued salaries and wages	774.1	695.3
Deferred income taxes	221.0	217.3
Other current liabilities	1,997.5	2,016.3
Total current liabilities	8,938.1	7,589.4

Long-term debt including capital leases and lease-
financing obligations
Long-term debt, at face value, including capital leases
and lease-financing obligations	5,747.0	6,127.3
Adjustment to reflect fair value interest rate hedges	27.6	20.2
Long-term debt including capital leases and
lease-financing obligations	5,774.6	6,147.5

Deferred income taxes	317.4	778.1
Other long-term liabilities	2,101.4	1,795.2
Total Liabilities	17,131.5	16,310.2

Shareowners' equity	4,771.2	4,610.8
Total Liabilities and Shareowners' Equity	$21,902.7	$20,921.0

Total common shares outstanding at end of period	672.7	707.0
Total diluted shares year-to-date	704.3	725.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR-TO-DATE
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$857.6	$730.1
Adjustment to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	1,030.1	972.7
LIFO charge	100.0	52.7
Stock option expense	68.0	54.7
Expense for Company-sponsored pension plans	47.3	122.5
Gain on sale of property	(7.2)	(35.5)
Deferred income taxes	(102.1)	(91.2)
Other	40.5	35.0
Changes in operating assets and liabilities, net
of effects of acquisitions:
Store deposits in-transit	34.3	(107.6)
Receivables	34.4	(38.3)
Inventories	(659.1)	(534.7)
Prepaid expenses	321.8	276.9
Accounts payable	348.5	331.8
Accrued expenses	88.1	50.8
Income tax payables and receivables	121.0	188.3
Contribution to Company-sponsored pension plan	(51.5)	(150.0)
Other long-term liabilities	4.8	(27.5)
Net cash provided by operating activities	2,276.5	1,830.7

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(1,627.7)	(1,177.8)
Payments for acquisitions	(85.5)	—
Proceeds from sale of assets	46.4	126.0
Other	(46.3)	(40.2)
Net cash used by investing activities	(1,713.1)	(1,092.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lease-financing transactions	7.6	15.0
Proceeds from issuance of long-term debt	624.9	—
Payments for long-term debt	(545.3)	(542.9)
Borrowings on bank revolver	341.0	264.9
Dividends paid	(151.1)	(93.7)
Proceeds from issuance of common stock	214.9	89.0
Treasury stock purchases	(1,152.3)	(527.2)
Increase (decrease) in book overdrafts	78.5	(35.5)
Other	(4.6)	23.0
Net cash used by financing activities	(586.4)	(807.4)

NET DECREASE IN CASH	(23.0)	(68.7)

CASH AT BEGINNING OF YEAR	189.3	210.0
CASH AT END OF QUARTER	$166.3	$141.3

Reconciliation of capital expenditures
Payments for capital expenditures	$(1,627.7)	$(1,177.8)
Changes in construction-in-progress payables	35.7	(48.2)
Total capital expenditures	$(1,592.0)	$(1,226.0)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$386.5	$412.3
Cash paid during the year for income taxes	$326.8	$291.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER
	2007	2006
INCLUDING FUEL CENTERS	$14,283.6	$13,261.9
EXCLUDING FUEL CENTERS	$13,012.9	$12,312.1

INCLUDING FUEL CENTERS	7.7%	4.9%
EXCLUDING FUEL CENTERS	5.7%	5.3%

COMPARABLE SUPERMARKET SALES (b)

	THIRD QUARTER
	2007	2006
INCLUDING FUEL CENTERS	$14,768.2	$13,676.9
EXCLUDING FUEL CENTERS	$13,439.7	$12,694.6

INCLUDING FUEL CENTERS	8.0%	5.2%
EXCLUDING FUEL CENTERS	5.9%	5.5%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

OTHER INFORMATION

Note: Fuel sales have a very low FIFO gross margin rate, OG&A rate, and operating margin rate, as compared to corresponding rates on non-fuel sales. As a result, the Company discloses such rates excluding the effect of retail fuel operations.

Table 5. Reconciliation of Total Debt to Net Total Debt
(in millions)
(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company's credit facility. Net total debt should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2007 to the balances in the third quarter of 2006 and the fourth quarter of 1999.

	November 10,	November 4,		January 29,
	2007	2006	Change	2000	Change
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$1,714.8	$813.8	$901.0	$591.5	$1,123.3
Long-term debt, at face value, including capital leases
and lease-financing obligations	5,747.0	6,127.3	(380.3)	8,422.5	(2,675.5)
Adjustment to reflect fair value interest rate hedges	27.6	20.2	7.4	—	27.6
Total debt	$7,489.4	$6,961.3	$528.1	$9,014.0	$(1,524.6)

Temporary cash investments	(26.7)	(0.3)	(26.4)	—	(26.7)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	—	—	—	(200.0)	200.0
Net total debt	$7,462.7	$6,961.0	$501.7	$8,745.2	$(1,282.5)